Exhibit (99.2)

EASTMAN KODAK COMPANY

Media Contacts:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com
Christopher Veronda, Kodak, +1 585-724-2622, christopher.veronda@kodak.com

Kodak to Sell OLED Display Business

ROCHESTER, N.Y., Dec. 4 – Eastman Kodak Company (NYSE: EK) announced today that it will sell substantially all the assets associated with its OLED business to a group of LG companies. This move will tighten Kodak’s investment focus and strengthen its financial position. Financial details were not disclosed.
Kodak has been a pioneer in developing technology associated with OLED displays.  In the 1970s, Kodak scientists developed the world’s first viable OLED material.
Kodak will have continuing access to its OLED technology for use in its products. Subject to customary closing conditions, the transaction is expected to close by the end of the year.
“As we said earlier this year, OLED is one of the businesses we wanted to reposition to maximize Kodak’s competitive advantage at the intersection of materials and imaging science,” said Laura G. Quatela, Kodak’s Chief Intellectual Property Officer and manager of the company’s OLED business. “This action is consistent with that strategy. Our OLED intellectual property portfolio is fundamental; however, realizing the full value of this business would have required significant investment.”
Nomura Securities International, Inc. served as financial advisor to Kodak.

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